Exhibit 99.1

CSX Corporation Announces Fourth-Quarter and Full-Year Earnings

Highlights:

•	Fourth-quarter and full-year earnings per share of $0.42 and $1.83, respectively

•	Revenue gains broad-based, led by intermodal and merchandise markets

•	Favorable outlook for majority of markets in 2014

JACKSONVILLE, Fla. - January 15, 2014 - CSX Corporation (NYSE: CSX) today announced fourth-quarter 2013 net earnings of $426 million, or $0.42 per share, down slightly from $449 million, or $0.44 per share in 2012. Prior year results included after-tax real estate gains of $57 million or 6 cents per share.

“Supported by the strength of an expanding economy, we delivered 6 percent volume growth in the quarter, despite another sharp decline in coal,” said Michael J. Ward, chairman, president and chief executive officer. “As the economy continues to expand, CSX is well positioned to leverage that environment to create sustainable long-term value for our customers and shareholders.”

Fourth-quarter revenue increased 5 percent to $3.0 billion, driven by broad-based strength in the company’s merchandise and intermodal markets. Operations were resilient in the quarter, despite increased volume and challenging winter weather at the end of the quarter. However, the cycling of prior year real estate gains contributed to operating income that was essentially unchanged at $813 million.

For the full-year 2013, net earnings were $1.83 per share, up slightly from $1.79 per share in 2012. Full-year 2013 revenue increased 2 percent to a record $12.0 billion, operating income remained stable at $3.5 billion, and the operating ratio increased slightly to 71.1 percent compared with 70.6 percent for 2012.

Looking forward, the company remains on target to sustain a high-60s operating ratio by 2015 and achieve a mid-60s operating ratio longer-term.

CSX executives will conduct a quarterly earnings conference call with the investment community on January 16, 2014, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.